EXHIBIT 10.4

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS EXHIBIT. THE COPY FILED HEREWITH OMITS THE INFORMATION SUBJECT TO THE CONFIDENTIALITY REQUEST. OMISSIONS ARE DESIGNATED AS *. A COMPLETE, UNREDACTED VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

-----------------------------------------------------------------------------------------------------------------------------------

LICENSE AGREEMENT

THIS LICENSE AGREEMENT (“Agreement”) is effective as of March 6, 2004 (“Effective Date”), by and between Merix Bioscience, Inc., a Delaware corporation with principal offices at 4233 Technology Drive, Durham, North Carolina 27704 (“MERIX”), and Geron Corporation, a Delaware corporation with offices at 230 Constitution Drive, Menlo Park, California 94025 (“GERON”). MERIX and GERON are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

R E C I T A L S

                    A.            MERIX has developed or has rights to certain patents and patent applications covering the isolation and activation of antigen presenting cells, including dendritic cells, with both uncharacterized antigens and Defined Antigens (as defined below) of interest for use in human therapies.

                    B.            GERON wishes to develop and commercialize therapeutic products for the treatment of cancer utilizing dendritic cells with Defined Antigens, including without limitation telomerase, on the terms and conditions set forth herein.

                    C.            MERIX desires to grant GERON a license under MERIX’s rights in such patents and patent applications to enable GERON to develop and commercialize such products on the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the premises and of the covenants herein contained, the Parties mutually agree as follows:

ARTICLE 1. DEFINITIONS

For purposes of this Agreement, the terms defined in this Article shall have the meanings specified below. Certain other capitalized terms are defined elsewhere in this Agreement.

1.1.            “Affiliate” shall mean any corporation or other entity which controls, is controlled by, or is under common control with a Party. A corporation or other entity shall be regarded as in control of another corporation or entity if it owns or directly or indirectly controls more than fifty percent (50%) of the voting stock or other ownership interest of the other corporation or entity, or if it possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the corporation or other entity or the power to elect or appoint more than fifty percent (50%) of the members of the governing body of the corporation or other entity.

1.2.             “Defined Antigen” shall mean any antigen of known identity that is substantially free of Uncharacterized Antigens.

1.3.	“Confidential Information” shall have the meaning ascribed to it in Section 6.1 below.

                   1.4.            “Control” or “Controlled” means with respect to any Patent Rights, the possession (whether by license, other than pursuant to this Agreement, or by ownership) by Geron or Merix as the case may be of the ability to grant to the other party access and/or a license as provided herein under such Patent Right without violating the terms of any presently existing agreement or other presently existing arrangement with any third party.

                   1.5.             “Effective Date” shall mean the date first appearing above.

                   1.6.             “Field” shall mean the treatment or prophylaxis of cancer.

                   1.7.            “GERON Improvements” shall mean any Patent Rights claiming or covering methods or compositions of matter that directly affect the isolation, synthesis, development, manufacture or use of a Merix Product in the Field that are owned or Controlled by GERON during the first * years after the Effective Date of this Agreement. However, Geron Improvements shall not include any Patent Rights claiming or covering methods or compositions of matter that directly affect the isolation, synthesis, development, manufacture or use of (1) telomerase or (2) embryonic stem cells or cells derived from isolated embryonic stem cells.

                   1.8.             “MERIX Improvements” shall mean any Patent Rights claiming or covering methods or compositions of matter that directly affect the isolation, synthesis, development, manufacture or use of a Product in the Field that are owned or Controlled by MERIX during the first * years after the Effective Date of this Agreement.

                   1.9.            “MERIX Patent Rights” shall mean all Patent Rights owned or Controlled by MERIX as of the Effective Date, excluding those listed on the attached Exhibit C; provided, however, that if within thirty (30) days after the Effective Date, GERON has reasonably articulated in writing to MERIX a good faith and scientifically plausible application of the technology disclosed in the specifications of any patent application listed in Section C.2. of Exhibit C for the development, manufacture or sale of Products in the Field, then such patent application shall be deemed deleted from Exhibit C.

                   1.10.         “MERIX Product” shall mean any products, vaccines or therapies utilizing or containing a dendritic cell with one or more antigens, including without limitation Defined Antigens or Uncharacterized Antigens.

                   1.11.         “MERIX Technology” shall mean all Technology owned or Controlled by MERIX as of the Effective Date.

                   1.12.         “Patent Rights” shall mean United States and foreign patents, patent applications, provisional patent applications, certificates of invention and applications therefor, divisions, continuations or continuations-in-part, or continuing prosecution applications, together with any extensions, registrations, confirmations, reissues, re-examinations, renewals or supplementary protection certificates and other forms of government-issued patent protection directed to the inventions claimed in the foregoing.

                   1.13.         “Products” shall mean any products, vaccines or therapies utilizing or containing a dendritic cell with one or more Defined Antigens, but expressly excluding any use or incorporation of exogenously added Uncharacterized Antigens. “Product” does not include any product, vaccine or therapy utilizing or containing total tumor RNA or any fractional preparation thereof.

                   1.14.         “Sublicensees” shall mean any Third Party (excluding the other Party and its Affiliates) that is sublicensed any Technology rights by a Party pursuant to Section 4.1 or 4.3 of this Agreement.

                   1.15.        “Technology” shall mean inventions, trade secrets, copyrights, know-how, data and other intellectual property of any kind, other than Patent Rights.

                   1.16.        “Territory” shall mean worldwide.

                   1.17.         “Third Party” shall mean any entity other than MERIX, GERON or their respective Affiliates.

                   1.18.         “Third Party Licenses” shall mean the license agreements listed on the attached Exhibit A, together with any other license agreements entered into by a Party and covering any of its Improvements licensed hereunder to the other Party pursuant to Section 4.2.

* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

1.19.          “Uncharacterized Antigens” shall mean any unknown or uncharacterized antigen. For avoidance of doubt, a preparation, or any fractional preparation, of total tumor RNA is a preparation that contains exogenous Uncharacterized Antigens.

ARTICLE 2. OBLIGATIONS OF THE PARTIES

2.1.          General. Each Party hereby agrees to use commercially reasonable and diligent efforts to perform the duties delegated to it pursuant to this Agreement.

2.2.          Facilities and People. GERON acknowledges and agrees that it shall have no interest in or access to any MERIX facilities or personnel except as the Parties may agree on an arms length basis as reflected in a separate written agreement. Neither GERON nor any of its Affiliates shall solicit any Merix employees or any of *, *, * or * for employment or collaboration with or on behalf of GERON or its Affiliates. Notwithstanding the foregoing, MERIX shall release * and * (the “Named Researchers”) from any noncompetition obligations owing by them to MERIX as of the Effective Date to permit such Named Researchers, should they desire, to consult or collaborate with GERON or its Affiliates; provided, however, that MERIX and such Named Researcher will modify the compensation paid and other terms and conditions under their existing arrangements. For up to ninety (90) days following the Effective Date, MERIX will use reasonable commercial efforts to (1) facilitate the establishment of relationships between the Named Researchers and GERON and (2) facilitate the transfer of technical know-how from the Named Researchers to Geron.

ARTICLE 3. CONSIDERATION

3.1.          Issuance of Geron Common Stock. In consideration for the license rights in Article 4 below, GERON shall issue to MERIX at no cost 5.0 million shares of GERON Common Stock (“Shares”) at the end of the first business day following execution of this Agreement, which Shares shall be subject to the terms and conditions of the Stock Purchase Agreement attached hereto as Exhibit B.

ARTICLE 4. LICENSE GRANTS AND INTELLECTUAL PROPERTY

4.1.	License to MERIX Technology and MERIX Patents.

                                  (a)         License to Geron. Subject to the terms and conditions of this Agreement, MERIX hereby grants to GERON a co-exclusive (with MERIX), worldwide, fully paid up license, with the right to grant sublicenses solely as permitted in Section 4.1 (c), under MERIX’s interest in the MERIX Patent Rights and the MERIX Technology solely to develop, make, have made, use, import and export, offer for sale and sell Products in the Field .

                                   (b)          Restriction on Further Licensing by Merix. Merix shall grant no further licenses or sublicenses under the MERIX Patent Rights or MERIX Technology to any third party to develop, make, have made, use, import or export, offer for sale or sale of Products in the Field, except (a) for research and development purposes to academic or other nonprofit organizations, or (b) pursuant to a bona fide active development or commercialization collaboration with one or more commercial entities.

                                   (c)           Geron’s Right to Sublicense. Geron shall be permitted to grant sublicenses under the MERIX Patent Rights or MERIX Technology to any third party to develop, make, have made, use, import or export, offer for sale or sale of Products in the Field, provided each such sublicense is (a) a sublicense for research and development purposes to an academic or other nonprofit organization, or (b) pursuant to a bona fide active development or commercialization collaboration with one or more commercial entities. All sublicenses granted under this Section 4.1(c) shall comply with the provisions of this Agreement and any relevant Third Party License.

* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

                    4.2         License to Improvements.

                                  (a)             By MERIX. Subject to terms and conditions of this Agreement, MERIX hereby grants to GERON a nonexclusive, worldwide, fully paid up license, with the right to grant sublicenses solely as permitted in Section 4.2(c), under MERIX’s interest in the MERIX Improvements solely to develop, make, have made, use, import and export, offer for sale and sell Products in the Field.

                                  (b)             By GERON. Subject to terms and conditions of this Agreement, GERON hereby grants to MERIX a nonexclusive, worldwide, fully paid up license, with the right to grant sublicenses solely as permitted in Section 4.2(c), under GERON’s interest in the GERON Improvements solely to develop, make, have made, use, import and export, offer for sale and sell Merix Products in the Field.

                                  (c)             Rights to Sublicense. Neither Party shall have the right to sublicense any of the rights granted to it under this Section 4.2 except (a) for research and development purposes to academic or other nonprofit organization, or (b) pursuant to a bona fide active development or commercialization collaboration with one or more commercial entities in connection with the development or commercialization of clinical or commercial vaccines, products or other therapies. All sublicenses granted under this Section 4.2(c) shall comply with the provisions of this Agreement and any relevant Third Party License.

4.3	Third Party Licenses.

                  (a)              The licenses granted in this Article 4 include sublicenses to certain Technology and Patent Rights granted under Third Party Licenses. GERON acknowledges receipt of copies of all such Third Party Licenses entered into by MERIX as of the Effective Date, the terms and conditions of which shall be deemed Confidential Information of MERIX. Each Party agrees that, to benefit under this Agreement from any such sublicense, each Party must abide by the terms and conditions of such Third Party Licenses even where the terms and conditions of the same conflict with one or more terms and conditions of this Agreement. Each Party shall be solely responsible for all payment obligations (including milestone payments and running royalties) arising from its exploitation of such Third Party Technology or Patent Rights pursuant to the terms of applicable Third Party Licenses; provided, however, that with respect to milestone payments owing under those Third Party Licenses existing as of the Effective Date, MERIX shall pay up to the first $1.0 million of those milestone payments owing during the first five (5) years after the Effective Date from GERON’s permitted exercise of sublicense rights thereunder, and Geron shall be responsible for all other milestone payments with respect to its permitted exercise of sublicense rights thereunder.

                    (b)             MERIX shall be responsible for making payments required by the Third Party Licenses with respect to receipt of the Shares.

                    (c)             Each Party agrees to comply in all material respects with all its obligations and duties under the Third Party Licenses, as may be amended from time to time, including, without limitation, any provisions necessary to prevent such agreement from being terminated or to prevent any exclusive license granted thereunder to be converted to a nonexclusive license. Each Party agrees that if, during the Term, a Party sublicensed by the other Party under any Third Party License breaches or defaults on any of the obligations under the Third Party License or receives notice that it is alleged to be in breach or default of any such Third Party License (“Breaching Party”), the Breaching Party shall promptly notify the other Party, and such other Party shall be permitted to cure such breach or default, in accordance with the terms and conditions of the relevant Third Party License, or otherwise resolve such breach or default directly with the relevant Third Party at the expense of the Breaching Party. Without limiting the foregoing, in the event that a Breaching Party has not cured any actual material breach of any Third Party License within earlier of (a) thirty (30) days after receipt of any notification of such breach or default or (b) five (5) days prior the expiration of the cure period in the relevant Third Party License, the other Party may, in addition to its rights under the preceding sentence, terminate its sublicense to the Breaching Party of any rights under the Third Party License.

                    (d)             MERIX agrees that it will not agree to any amendment to any Third Party License without GERON’s prior written consent, which consent will not be withheld or delayed if such amendment does not materially conflict with any aspect of this Agreement or materially change GERON’s rights under such Third Party License..

4.4	Patent Prosecution and Maintenance..

                                 (a)             As between the Parties, each Party shall be responsible, at its own expense, for preparing, filing, prosecuting and maintaining patent applications and patents relating to Patent Rights owned or Controlled by such Party, and conducting any interferences, re-examinations, reissues or oppositions relating to such Patent Rights. MERIX shall provide GERON with complete copies of the file histories of each patent or patent application in the MERIX Patent Rights within 30 days of the Effective Date. MERIX shall keep GERON reasonably apprised of the status of each MERIX Patent Right for which MERIX has prosecution rights, and shall take into account GERON’s input with respect to patent prosecution strategy and draft applications and shall give reasonable consideration to any suggestions or recommendations of GERON concerning the preparation, filing, prosecution, maintenance and defense thereof. To facilitate GERON’s input on these matters, MERIX shall provide to GERON copies of all on-going patent prosecution (including, without limitation copies of Office actions and responses) within 30 days of receipt or filing.

GERON has identified the prosecution of the following four overseas patent applications as being of particular concern and importance: *, *, * and *. MERIX agrees that GERON may, at GERON’s expense, arrange for the filing and prosecution of divisional patent applications corresponding to these cases with claims directed to the loading of dendritic cells with tumor-specific RNA, subject to (i) any requirements in any applicable Third Party Licenses, and (ii) GERON undertaking, with respect to the prosecution of such patent applications, the same obligations for MERIX’s benefit that MERIX has agreed to provide to GERON pursuant to the last two sentences of the first paragraph of this Section 4.4(a).

In the event that either Party elects to allow any MERIX Improvements, GERON Improvements or other patent application or counterpart patent covering or claiming the development, manufacture use or sale of Products in the Field to lapse or become abandoned, and provided further that no other patent applications or patents claiming the same or substantially similar subject matter are then pending or issued, then the Party shall make reasonable efforts to promptly notify the other Party of such election at least thirty days before such lapse or abandonment, and the other Party shall thereupon have the right, but not the obligation, to assume responsibility for the prosecution thereof, subject to the terms of any applicable Third Party License.

                                  (b)             Each Party shall promptly notify the other Party of its knowledge of any potential infringement of the MERIX Patent Rights by a Third Party. MERIX will have the initial right, at its sole expense, but not the obligation, to take reasonable legal action necessary to protect the MERIX Patent Rights against infringement by Third Parties, or to defend any declaratory judgment or other action concerning the MERIX Patent Rights. GERON agrees to render such assistance, at MERIX’s expense, as MERIX may reasonably request in pursuing such legal action, including permitting to be joined as a party-plaintiff. The distribution of recoveries, damages and other awards or settlements accruing from such actions shall be as follows: first, MERIX shall be reimbursed for all costs incurred in the litigation; and second, MERIX shall retain the remainder; provided, however, that GERON shall be entitled to retain that portion of the remainder that is attributable to GERON’s lost profits. Any disagreement as to the proportionate distribution of monies shall be resolved by the Dispute Resolution mechanism of Section 9.6.

                                  (c)              In the event that MERIX is unsuccessful in persuading the alleged infringer to desist or fails to have initiated an infringement action within one-hundred eighty (180) days after GERON first notifies MERIX in writing of the basis for such action, GERON shall have the right, but not the obligation, to prosecute such infringement solely in the Field under its sole control and at its sole expense. MERIX agrees to render such assistance, at GERON’s expense, as GERON may reasonably request in pursuing such legal action, including permitting to be joined as a party-plaintiff. The distribution of recoveries, damages and other awards or settlements accruing from such actions shall be as follows: first, GERON shall be reimbursed for all costs incurred in the litigation; and second, GERON shall retain the remainder; provided, however, that MERIX shall be entitled to retain

* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

that portion of the remainder that is attributable to MERIX’s lost profits. Any disagreement as to the proportionate distribution of monies shall be resolved by the Dispute Resolution mechanism of Section 9.6.

                                    (d)            The Party controlling an action involving any infringement in the Field shall consider in good faith the interests of the other Party in so doing, and shall not settle or consent to an adverse judgment in any such action which a reasonable person would know would have a material adverse effect on the rights or interests of the other Party without the prior express written consent of such other Party.

4.5.            No Other License Rights. Except as otherwise expressly provided in this Agreement, under no circumstances shall a Party hereto, as a result of this Agreement, obtain any ownership interest in or license or other right to the Patent Rights or Technology of the other Party, including items owned, Controlled or developed by any Third Party, or transferred by one Party to the other Party at any time pursuant to this Agreement.

4.6             Audit Rights. Each Party shall permit, and cause its Affiliates and Sublicensees to permit, independent accountants retained by the other Party to have access to its records and books for the sole purpose of verifying its compliance with the license grants and restrictions in this Article 4, including without limitation compliance with the exploitation of any rights sublicensed under a Third Party License. Such examination shall be conducted during regular business hours and upon reasonable notice, at the requesting Party’s own expense and no more than once in each calendar year during the term of this Agreement and once during the four (4) calendar years following the termination hereof.

ARTICLE 5. REPRESENTATIONS, WARRANTIES AND

LIMITATIONS; COMPLIANCE

5.1.            Mutual Representations and Warranties. Each Party warrants and represents to the other that it has the legal right and power to enter into this Agreement, to extend the rights granted to the other in this Agreement free of any lien or encumbrance, and to perform fully its obligations hereunder, that this Agreement and the signatories hereto have been duly authorized, that this Agreement is a valid and binding agreement of such Party, enforceable in accordance with its terms and that this Agreement does not violate the terms of any standstill or other contract to which such Party is a party that is in effect as of the Effective Date.

5.2             Representations and Warranties by MERIX. MERIX warrants and represents that as of the Effective Date that: (a) it has not received any notice or claim disputing, nor to MERIX’s actual knowledge is there any dispute concerning, the ownership of any MERIX Patent Rights; (b) it has not received any notice or claim alleging, nor to MERIX’s actual knowledge is there any valid basis for a claim, that any of the MERIX Patent Rights are invalid; and (c) it has provided GERON with copies of all existing Third Party Licenses, together with any amendments thereto.

5.3.            Disclaimer of Representations and Warranties. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT: (i) MERIX MAKES NO REPRESENTATIONS AND EXTENDS NO WARRANTIES OR CONDITIONS OF ANY KIND, EITHER EXPRESS OR IMPLIED, WITH RESPECT TO ANY PATENT RIGHTS, TECHNOLOGY, OR CONFIDENTIAL INFORMATION, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, VALIDITY OF ANY PATENT RIGHTS OR TECHNOLOGY, OR THE NON-INFRINGEMENT OF ANY THIRD PARTY PATENTS OR PROPRIETARY RIGHTS AND (ii) ALL UNIFORM COMMERCIAL CODE WARRANTIES ARE EXPRESSLY DISCLAIMED.

5.4.            Compliance. Each Party shall comply, and shall require its Affiliates and Sublicensees to comply, with all applicable laws and regulations relative to its obligations hereunder.

ARTICLE 6. CONFIDENTIALITY

6.1.	Confidential Information.

(a)              As used in this Agreement, the term “Confidential Information” means any technical or business information furnished by one Party (the “Disclosing Party”) to the other Party (the “Receiving Party”) in connection with this Agreement and specifically designated as confidential. Such Confidential Information may include, without limitation, the trade secrets, know-how, inventions, formulations, compositions, technical data or specifications, testing methods, business or financial information, research and development activities, product and marketing plans, and customer and supplier information. Confidential Information that is disclosed in writing shall be marked with the legend “CONFIDENTIAL.” Confidential Information that is disclosed orally or visually shall be documented in a written notice prepared by the Disclosing Party and delivered to the Receiving Party within thirty (30) days of the date of disclosure. Such notice shall summarize the Confidential Information disclosed to the Receiving Party and reference the time and place of disclosure.

(b)              The Receiving Party shall and shall cause its employees engaged in the performance of this Agreement to: (i) maintain all Confidential Information in strict confidence, except that the Receiving Party may disclose or permit the disclosure of any Confidential Information to its directors, officers, employees, consultants, and advisors who are obligated to maintain the confidential nature of such Confidential Information and who need to know such Confidential Information to perform this Agreement; (ii) use all Confidential Information solely for purposes performing this Agreement; and (iii) reproduce the Confidential Information only to the extent necessary to perform this Agreement, with all such reproductions being considered Confidential Information.

(c)             The obligations of the Receiving Party under Section 6.1(b) shall not apply to Confidential Information to the extent that the Receiving Party can demonstrate by competent evidence that such applicable Confidential Information: (i) was in the public domain prior to the time of its disclosure under this Agreement; (ii) entered the public domain after the time of its disclosure under this Agreement through means other than an unauthorized disclosure resulting from an act or omission by the Receiving Party; (iii) was independently developed or discovered by the Receiving Party without resort to such Confidential Information; (iv) is or was disclosed to the Receiving Party at any time, whether prior to or after the time of its disclosure under this Agreement, by a Third Party having no fiduciary relationship with the Disclosing Party and having no obligation of confidentiality with respect to such Confidential Information; or (v) is required to be disclosed to comply with applicable laws or regulations, or with a court or administrative order, provided that the Disclosing Party receives, to the extent practicable, prior written notice of such disclosure and that the Receiving Party takes all reasonable and lawful actions to obtain confidential treatment for such disclosure and, if possible, to minimize the extent of such disclosure.

(d)             Upon the termination by either Party of this Agreement, the Receiving Party shall return to the Disclosing Party all originals, copies, and summaries of documents, materials, and other tangible manifestations of Confidential Information in the possession or control of the Receiving Party, except for one copy which may be kept in the Receiving Party’s legal archives. The obligations set forth in this Article 6 shall remain in effect for a period of five (5) years after receipt of the Confidential Information by the Receiving Party. GERON further agrees to return to MERIX within thirty (30) days of the Effective Date all Confidential Information of MERIX except to the extent such information directly relates to rights licensed under this Agreement.

6.2.           Terms of this Agreement. The Parties agree that the public announcement of the execution of this Agreement shall be in the form of a mutually acceptable press release and, from and after the publication date of such press release, each Party shall be entitled to make or publish any statement limited to the contents of such press release. The Parties further agree to seek confidential treatment for the filing of this Agreement with the Securities and Exchange Commission, if such filing is required, and shall agree upon the content of the request for confidential treatment made by each Party in respect of such filing. Except as permitted by the foregoing provisions or as otherwise required by law, MERIX and GERON each agree not to disclose any terms or conditions of this Agreement to any Third Party without the prior consent of the other Party, except for any disclosure in confidence to a Party’s accountants, counsel and existing and prospective sources of funding.

ARTICLE 7. INDEMNIFICATION

7.1.	Indemnity Obligations.

                   (a)             GERON agrees to defend, indemnify and hold MERIX, its Affiliates and their respective directors, officers, employees and agents and their respective successors, heirs and assigns, harmless from and against any losses, costs, claims, damages, liabilities or expenses (including reasonable attorneys’ and professional fees and other expenses of litigation) (collectively, “Liabilities”) arising out of or in connection with Third Party claims, suits, actions, demands or judgments, including, without limitation, personal injury and product liability matters, suits, actions, or demands relating to (i) any Product developed, manufactured, used, sold or otherwise distributed by or on behalf of GERON, its Affiliates, Sublicensees, or other designees (including without limitation, product liability claims), (ii) as a result of a breach by GERON of any of its representations and warranties made hereunder, (iii) the use of the MERIX Technology, MERIX Patent Rights or MERIX Improvements by GERON and its Affiliates and Sublicensees pursuant to this Agreement  or (iv) the breach by GERON, its Affiliates or Sublicensees of its obligations relating to Third Party Licenses, except in each case to the extent such Liabilities resulted from the gross negligence or intentional misconduct on the part of MERIX.

                    (b)             MERIX agrees to defend, indemnify and hold GERON, its Affiliates and their respective directors, officers, employees and agents and their respective successors, heirs and assigns, harmless from and against any losses, costs, claims, damages, liabilities or expenses (including reasonable attorneys’ and professional fees and other expenses of litigation) (collectively, “Liabilities”) arising out of or in connection with Third Party claims, suits, actions, demands or judgments, including, without limitation, personal injury and product liability matters, suits, actions, or demands relating to (i) any Merix Product developed, manufactured, used, sold or otherwise distributed by or on behalf of MERIX, its Affiliates, Sublicensees, or other designees (including without limitation, product liability claims), (ii) as a result of a breach by MERIX of any of its representations and warranties made hereunder, (iii) the use of the GERON Technology, GERON Patent Rights or GERON Improvements by MERIX and its Affiliates and Sublicensees pursuant to this Agreement, or (iv) the breach by MERIX, its Affiliates or Sublicensees of its obligations relating to Third Party Licenses, except in each case to the extent such Liabilities resulted from the gross negligence or intentional misconduct on the part of GERON.

                  7.2.           Procedure. In the event that a party (an “Indemnitee”) intends to claim indemnification under this Article 7, such party shall promptly notify the indemnifying Party of any Liability in respect of which the Indemnitee intends to claim such indemnification, and the indemnifying Party shall assume the defense thereof with mutually satisfactory counsel; provided, however, that an Indemnitee shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnifying Party, if representation of such Indemnitee by the counsel retained by the indemnifying Party would be inappropriate due to actual or potential differing interests between such Indemnitee and any other party represented by such counsel in such proceedings. The Indemnitee under this Article 7 shall cooperate fully with the indemnifying Party and its legal representatives in the investigation of any Liability covered by this Agreement.

   7.3.          Limitation of Liability. IT IS AGREED BY THE PARTIES THAT NO PARTY SHALL BE LIABLE TO ANOTHER PARTY FOR ANY SPECIAL, CONSEQUENTIAL, EXEMPLARY OR INCIDENTAL DAMAGES (INCLUDING LOST OR ANTICIPATED REVENUES OR PROFITS RELATING TO THE SAME), ARISING FROM ANY CLAIM RELATING TO THIS AGREEMENT, WHETHER SUCH CLAIM IS BASED ON CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, EVEN IF AN AUTHORIZED REPRESENTATIVE OF SUCH PARTY IS ADVISED OF THE POSSIBILITY OR LIKELIHOOD OF SAME. NOTWITHSTANDING THE FOREGOING, THE PARTIES EACH ACKNOWDGE THAT A BREACH BY EITHER PARTY OF THE TERMS OF A THIRD PARTY LICENSE COULD RESULT IN THE TERMINATION OR MODIFICATION OF SUCH LICENSE AND THAT SUCH EVENT COULD HAVE A MATERIAL ADVERSE EFFECT ON SUCH

PARTY. ACCORDINGLY, THE LIMITATION ON LIABILITY IN THIS SECTION SHALL NOT APPLY TO LOSSES RESULT FROM SUCH A BREACH.

ARTICLE 8. TERM AND TERMINATION

8.1            Term. The term of this Agreement shall commence on the Effective Date and continue until the expiration of all Patent Rights licensed hereunder.

8.2.	Termination. This Agreement may be terminated in the following circumstances:

 (a)              Upon Breach. Upon any material breach of this Agreement by either Party (in such capacity, the “Breaching Party”), the other Party may terminate this Agreement by providing sixty (60) days written notice to the Breaching Party, specifying the material breach. The termination shall become effective at the end of the sixty (60) day period unless: (i) the Breaching Party cures such breach during such sixty (60) day period, (ii) if such breach is not susceptible to cure within sixty (60) days of the receipt of written notice of the breach, the Breaching Party is diligently pursuing a cure (unless such breach, by its nature, is incurable, in which case the Agreement may be terminated immediately), or (iii) the Breaching Party has commenced dispute resolution pursuant to Section 9.6 (in which event, such termination shall not be effective unless the Arbitration Panel determines that the Party in breach has materially breached or defaulted in the performance of any of its material obligations hereunder); provided, however, in the case of a failure to pay any amount due hereunder, such default may be the basis of termination fifteen (15) business days following the date that notice of such default was provided to the Breaching Party.

 (b)              Upon Bankruptcy. Either Party may terminate this Agreement immediately if the other Party: (i) applies for or consents to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its property, (ii) becomes unable, or admits in writing its inability, to pay its debts generally as they mature, (iii) makes a general assignment for the benefit of its creditors, (iv) is dissolved or liquidated in full or in part, (v) commences a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or consents to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it, (vi) takes any action for the purpose of effecting any of the foregoing, or (vii) becomes the subject of an involuntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect that is not dismissed within sixty (60) calendar days of commencement.

                8.3.           Accrued Rights and Obligations. Termination or expiration of this Agreement for any reason shall not release any Party hereto from any liability which, at the time of such termination or expiration, has already accrued to the other Party or which is attributable to a period prior to such termination or expiration, nor preclude either Party from pursuing any rights and remedies it may have hereunder or at law or in equity which accrued or are based upon any event occurring prior to such termination or expiration.

8.4.            Survival. The provisions of Articles 2.2, 4.6, 6 and 7 shall survive the expiration or termination of this Agreement.

8.5             Selective Surrender of Licensed Patents. GERON may provide written notice to MERIX that it no longer wishes to maintain a license to certain of the MERIX Patent Rights, MERIX Technology or the MERIX Improvements. Such a notice shall constitute an immediate surrender of GERON’s rights to those Patent Rights, Technology or Improvements, and GERON’s license thereto shall cease. However, all other rights held by GERON under this Agreement shall be unaffected.

8.6             Selective Surrender of Licensed Patents. MERIX may provide written notice to GERON that it no longer wishes to maintain a license to certain of the GERON Improvements or GERON Technology. Such a notice shall constitute an immediate surrender of MERIX’ rights to those

Improvements or Technology, and MERIX’ license thereto shall cease. However, all other rights held by MERIX under this Agreement shall be unaffected.

ARTICLE 9. MISCELLANEOUS

9.1.            Force Majeure. Neither Party shall be held liable or responsible to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement when such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party, including without limitation, fire, floods, embargoes, war, acts of war (whether war is declared or not), insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, acts of God or acts, omissions or delays in acting by any governmental authority or the other Party.

9.2.            Assignment. This Agreement may not be assigned or otherwise transferred by any Party without the consent of the other Party; provided, however, that each Party may, without such consent, assign its rights and obligations under this Agreement (a) in connection with a corporate reorganization, to any member of an affiliated group, all or substantially all of the equity interest of which is owned and controlled by such Party or its direct or indirect parent corporation, or (b) in connection with a merger, consolidation or sale of substantially all of such Party’s assets (or substantially all of its assets relating to cancer immunotherapy) to an unrelated Third Party; provided, however, that such Party’s rights and obligations under this Agreement shall be assumed by its successor in interest in any such transaction and shall not be transferred separate from all or substantially all of its other business assets, including those business assets that are the subject of this Agreement. Any purported assignment in violation of the preceding sentence shall be void. Any permitted assignee shall assume all obligations of its assignor under this Agreement.

9.3.            Severability. Each Party hereby agrees that it does not intend to violate any public policy, statutory or common laws, rules, regulations, treaty or decision of any government agency or executive body thereof of any country or community or association of countries. Should one or more provisions of this Agreement be or become invalid, the Parties hereto shall substitute, by mutual consent, valid provisions for such invalid provisions which valid provisions in their economic effect are sufficiently similar to the invalid provisions that it can be reasonably assumed that the Parties would have entered into this Agreement with such valid provisions. In case such valid provisions cannot be agreed upon, the invalidity of one or several provisions of this Agreement shall not affect the validity of this Agreement as a whole, unless the invalid provisions are of such essential importance to this Agreement that it is to be reasonably assumed that the Parties would not have entered into this Agreement without the invalid provisions.

9.4.            Notices. Any consent, notice or report required or permitted to be given or made under this Agreement by one of the Parties hereto to the other shall be in writing, delivered personally or by facsimile (and promptly confirmed by personal delivery or courier) or courier, postage prepaid (where applicable), addressed to such other Party at its address indicated below, or to such other address as the addressee shall have last furnished in writing to the addressor and shall be effective upon receipt by the addressee.

If to GERON:	Geron Corporation
230 Constitution Drive

 Menlo Park, CA 94025 USA

Attention: President

Facsimile: (650) 473-7750

If to MERIX:	Merix Bioscience, Inc.
4233 Technology Drive
Durham, NC 27704

 Attention: President

 Facsimile: 919 287-6336

With a copy to	Hutchison & Mason PLLC
3110 Edwards Mill Road, Suite 100
Raleigh, NC 27612
Attention: William N. Wofford
Facsimile: 919-829-9696

9.5.           Governing Law and Venue. This Agreement shall be governed by and construed under the laws of the State of New York, without regard to its conflicts of law principles.

9.6.	Dispute Resolution.

(a)              General. Any disputes arising between the Parties relating to, arising out of or in any way connected with this Agreement or any term or condition hereof, or the performance by any Party of its obligations hereunder, whether before or after termination of this Agreement (a “Dispute”), which is not settled by the Parties within thirty (30) days after notice of such Dispute is given by one Party to the other in writing shall be referred to the Chief Executive Officer of MERIX and the Chief Executive Officer of GERON, its counsel or such other designees who are authorized to settle such Disputes on behalf of their respective companies (the “Senior Executives”). The Senior Executives will meet for negotiations within thirty (30) days of the end of the 30-day negotiation period referred to above, at a time and place mutually acceptable to both Senior Executives. If the Dispute has not been resolved within thirty (30) days after the end of the 30-day negotiation period referred to above (which period may be extended by mutual agreement), subject to any rights to injunctive relief and unless otherwise specifically provided for herein, any Dispute will be finally resolved by binding arbitration as provided in Section 9.6(b) below.

(b)              Arbitration. Any arbitration hereunder shall be conducted under the commercial rules of the American Arbitration Association. Each such arbitration shall be conducted in the English language by a panel of three arbitrators (the “Arbitration Panel”). Each of MERIX and GERON shall appoint one arbitrator to the Arbitration Panel and the third arbitrator shall be appointed by the two arbitrators appointed by MERIX and GERON. The Arbitration Panel shall be convened upon delivery of written notice by one Party to the other following expiration of the time periods provided in Section 9.6(a) that the notifying Party intends to institute arbitration proceedings. Any such arbitration shall be held in the vicinity of the non-requesting Party. The Arbitration Panel shall have the authority to grant specific performance, and to allocate between the Parties the costs of arbitration in such equitable manner as it shall determine. Judgment upon the award so rendered may be entered in any court having jurisdiction or application may be made to such court for judicial acceptance of any award and an order of enforcement, as the case may be.

9.7.           Entire Agreement. This Agreement and the Parties’ confidentiality agreement executed on or about January 5, 2004, contains the entire understanding of the Parties with respect to the subject matter hereof. All other express or implied agreements and understandings, either oral or written, heretofore made are expressly merged in and made a part of this Agreement. This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by both Parties hereto.

9.8.           Headings. The captions to the several Articles and Sections hereof are not a part of this Agreement, but are merely guides or labels to assist in locating and reading the several Articles and Sections hereof.

9.9.           Independent Contractors. It is expressly agreed that each of the Parties shall be independent contractors and that the relationship between the Parties shall not constitute a partnership, joint venture or agency. No Party shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other, without the prior consent of the other Party to do so.

9.10.         Waiver. The waiver by either Party hereto of any right hereunder or the failure to perform or a breach by the other Party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by said other Party whether of a similar nature or otherwise.

9.11          Government Approvals. GERON shall be responsible for securing any governmental approvals or authorizations required to give effect to the transactions contemplated by this Agreement.

9.12.         Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the parties have executed this License Agreement as of the date first set forth above.

GERON CORPORATION

By: /s/ Thomas B. Okarma
Name: Thomas B. Okarma
Title: President & CEO

MERIX BIOSCIENCE, INC.

By: /s/ Jeffrey D. Abbey
Name: Jeffrey D. Abbey
Title: Vice President, Business Development

EXHIBIT A

THIRD PARTY LICENSE AGREEMENTS

EXCLUSIVE LICENSE AGREEMENT BETWEEN MERIX AND THE ROCKEFELLER UNIVERSITY EFFECTIVE AS OF JUNE 27, 2001, as amended as of June 29, 2001.

PATENT ASSIGNMENT AGREEMENT dated as of June 26, 2001 between Merix and Gerold Schuler.

EXCLUSIVE LICENSE AGREEMENT BETWEEN MERIX AND DUKE UNIVERSITY EFFECTIVE AS OF January 10, 2000, as amended as of July 28, 2003.

EXCLUSIVE LICENSE AGREEMENT BETWEEN MERIX AND DUKE UNIVERSITY EFFECTIVE AS OF October 11, 2002, as amended as of as of July 28, 2003 (regarding anti-angiogenesis; Duke File #1972).

EXCLUSIVE LICENSE AGREEMENT BETWEEN MERIX AND DUKE UNIVERSITY EFFECTIVE AS OF October 11, 2002 as amended as of as of July 28, 2003 (regarding oligonucleotide mimetics/enhancement of CD4+T cell response; Duke Files 1969 and 2109).

EXCLUSIVE LICENSE AGREEMENT BETWEEN MERIX AND DUKE UNIVERSITY EFFECTIVE AS OF October 11, 2002, as amended as of as of July 28, 2003 (regarding *).

†EXCLUSIVE LICENSE AGREEMENT BETWEEN MERIX AND DUKE UNIVERSITY EFFECTIVE AS OF October 11, 2002, as amended as of July 28, 2003 (regarding *).

PATENT ASSIGNMENT AGREEMENT dated as of August 1, 2002 between Merix and Gerold Schuler (regarding cryoconservation and generation of dendritic cells in closed systems).

†PATENT ASSIGNMENT AGREEMENT dated as of August 1, 2002 between Merix and Gerold Schuler (regarding CD4+ CD25+ Reg T cells).

†EXCLUSIVE LICENSE AGREEMENT BETWEEN MERIX AND THE ROCKEFELLER UNIVERSITY EFFECTIVE AS OF MAY 15, 2002 (EBV antigen)

†         GERON’s sublicense rights under these Third Party Licenses extend only to those Patent Rights not deemed Excluded Patent Rights in Exhibit C.

* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

EXHIBIT B

COMMON STOCK PURCHASE AGREEMENT

  This COMMON STOCK PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of March 6, 2004 (the “Effective Date”), by and between GERON CORPORATION, a Delaware corporation having its principal place of business at 230 Constitution Drive, Menlo Park, California 94025 (“Geron”), and MERIX BIOSCIENCE, a Delaware corporation having its principal place of business at 4223 Technology Drive, Durham, North Carolina 27704(“Merix”).

A.

Geron and Merix are, concurrent with entering into the Agreement, entering into a License Agreement, dated as of March 6, 2004 (the “License Agreement”), under which Merix has agreed to license Geron, on a co-exclusive basis, certain intellectual property controlled by Merix in the Field, as defined in the License Agreement.

B.

Geron has agreed to issue to Merix, as consideration for the license rights contemplated by Article 4 of the License Agreement, an aggregate of five million (5,000,000) shares of Geron’s Common Stock (the “Shares”) pursuant to the terms and conditions hereof.

THE PARTIES AGREE AS FOLLOWS:

1.	ISSUANCE OF SHARES.
1.1

As payment for the license rights granted by Merix to Geron described in Article 4 of the License Agreement, Geron will issue and deliver certificates evidencing five million (5,000,000) Shares. Upon issuance and delivery of the certificate(s) for the Shares, all Shares shall be duly authorized and validly issued and represent fully paid shares of Geron’s Common Stock.

2.	CLOSING; DELIVERY.
2.1

The consummation of the transaction contemplated by this Agreement (a “Closing”) shall be held at such time and place as is mutually agreed upon between the parties, but in any event no later than Saturday, March 6, 2004 (the “Closing Date”). Before the close of business New York Time on March 8, 2004, Geron shall deliver to Merix one or more certificates representing all of the Shares, which Shares shall be issued in the name of Merix or its designee and in such denominations as Merix shall specify.

2.2	Geron’s obligations to issue and deliver the stock certificate(s) representing the Shares to Merix at the Closing shall be subject to the following conditions, which may be waived by Geron:

2.2.1

the covenants and obligations that Merix is required to perform or to comply with pursuant to this Agreement, at or prior to the Closing, must have been duly performed and complied with in all material respects;

2.2.2	the representations and warranties made by Merix herein shall be true and correct in all material respects as of the Closing Date, and

2.2.3	the License Agreement shall have been duly executed and delivered by Merix.

2.3	Merix’s obligation to accept delivery of the stock certificate(s) representing the shares at the closing shall be subject to the following conditions, any one or more of which may be waived by Merix:

2.3.1

the covenants and obligations that Geron is required to perform or to comply with pursuant to this Agreement, at or prior to the Closing, must have been duly performed and complied with in all material respects;

2.3.2	Geron shall have available under its Certificate of Incorporation sufficient authorized shares of Common Stock to issue the Shares to Merix;

2.3.3	the representation and warranties made by the Geron herein shall be true and correct in all material respects as of any Closing Date; and

2.3.4	the License Agreement shall have been duly executed and delivered by Geron.

3.	RESTRICTIONS ON RESALE OF SHARES.

3.1

Legends. Merix understands and acknowledges that the Shares are not registered under the Securities Act of 1933, as amended (the “Act”), and that under the Act and other applicable laws Merix may be required to hold such Shares for an indefinite period of time. Each stock certificate representing Shares shall bear the following legends:

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”). ANY TRANSFER OF SUCH SECURITIES SHALL BE INVALID UNLESS A REGISTRATION STATEMENT UNDER THE ACT IS IN EFFECT AS TO SUCH TRANSFER OR, IN THE OPINION OF COUNSEL REASONABLY ACCEPTABLE TO GERON, SUCH REGISTRATION IS UNNECESSARY FOR SUCH TRANSFER TO COMPLY WITH THE ACT. THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO THE TERMS OF THE COMMON STOCK PURCHASE AGREEMENT, DATED AS OF MARCH 6, 2004. A COPY OF THE AGREEMENT CAN BE OBTAINED FROM THE SECRETARY OF GERON.”

3.2

Limits on Sales. Merix agrees that if it decides to resell some or all of the Shares, it will do so only in an appropriate manner based upon whether the shares are registered or unregistered, e.g., on the Nasdaq National Market or in a Rule 144A or 144 compliant transaction. Subject to the foregoing restrictions, on or after June 8, 2004, Merix may, subject to the registration statement required to be filed pursuant to Section 4 hereof being declared effective, liquidate the Shares through the use of an investment banker or brokerage firm of Merix’ choosing, subject to the following limitation: Merix shall only liquidate, in any thirty (30)-day period, the greater of (a) 600,000 shares, or (b) each trading day, public market sales not exceeding ten percent (10%) of the average of Geron’s 10-day reported trailing trading volume as of the date of sale; provided, that Merix may liquidate shares beyond such limits if such sales are made on an uptick when Geron’s stock price is on an upward trend.

3.3

Removal of Legends. Any legend endorsed on a certificate evidencing the Shares shall be removed, and Geron shall issue a certificate without such legend to the holder of such Shares, if such Shares are being sold pursuant to an effective registration statement under the Act or pursuant to Rule 144 promulgated thereunder, and the purchaser thereof may immediately resell such Shares without restriction and without registration; provided, however, that in the case of a sale pursuant to Rule 144, such holder of Shares shall provide such information as is reasonably requested by Geron to ensure that such Shares may be sold in reliance on Rule 144.

3.4

Amendment to February 11, 2004 Stock Purchase Agreement. Each of Geron and Merix agree that the Closing (as defined in the Stock Purchase Agreement, dated as of February 11, 2004, between Geron and Merix (the ”2/11 SPA”)) shall not occur on March 15, 2004. In addition, (i) the 2/11 SPA shall be terminated, and be of no further force and effect, on the date which is the 91st day following the effective date of the Registration Statement (as defined herein) (the “Termination Date”); and (iii) the $3,999,999.52 paid by Geron to Merix in anticipation of such Closing shall be returned to Geron on the Termination Date.

4.	REGISTRATION RIGHTS
4.1

As soon as practicable, but in no event later than 20 days following the Closing Date (the ”Filing Date Deadline”), Geron agrees to file with the Securities and Exchange Commission (the “Commission”), a registration statement under the Act (the “Registration Statement”), on Form S-3, so as to permit a non-underwritten public offering and resale of the Shares under the Act by Merix. Geron agrees to use its commercially reasonable best effects to cause the Registration Statement to be effective as soon as possible. Geron will notify Merix of the effectiveness of the Registration Statement within one (1) business day of receiving notice from the Commission.

4.2

This Section 4.2 shall apply to Geron’s obligation under Section 4.1 hereof to file the Registration Statement with the Commission. Subject to the provisions below, Geron and Merix agree that Merix will suffer damages if the Registration Statement is not filed on or prior to the Filing Date Deadline. Geron and Merix further agree that it would not be feasible to ascertain the extent of such damages with precision. Accordingly, if the Registration Statement is not filed on or prior to the Filing Date Deadline (a “Failure to File Event”), then Geron shall pay to Merix as liquidated damages for any such failure and not as a penalty an amount equal to 1.0% of the imputed purchase price for the Shares (based on the closing price of Geron’s Common Stock on the Closing Date ($9.24 per share)) acquired by Merix pursuant to this Agreement for each full thirty (30) day period (pro rata on a 360-day basis) following a Failure to File Event until such Failure to File Event has been cured. Such liquidated damages shall be payable monthly, at the election of Geron, in (x) cash by wire transfer of immediately available funds or (y) that number of shares of Common Stock equal to (A) the amount owed to Merix pursuant to this Section 4.2 divided by (B) $9.24 (rounding up to the nearest whole share).

4.3	In connection with Geron’s obligation under Section 4.1:

(a) Geron will maintain the Registration Statement and any post-effective amendment thereto filed under this Section 4 effective under the Act until the earliest of (i) the date that none of the Shares covered by such Registration Statement are issued and outstanding, (ii) the date that all of the Shares have been sold pursuant to such Registration Statement, (iii) the date that all Shares have been otherwise transferred to persons who may trade such shares without restriction under the Act, and Geron has delivered a new certificate or other evidence of ownership for such securities not bearing a restrictive legend, or (iv) the date all Shares may be sold at any time, without volume or manner of sale limitations pursuant to Rule 144(k) or any similar provision then in effect under the Act in the opinion of counsel to Geron, which counsel shall be reasonably acceptable to Merix.

(b) Geron shall prepare and file with the SEC such amendments and supplements to the Registration Statement as may be necessary to comply with the provisions of the Act with respect to the disposition of all Shares covered by the Registration Statement; provided, however, that before filing a registration statement or any amendments or supplements thereto, or comparable statements under securities or blue sky laws of any jurisdiction, Geron will furnish to one counsel to be designated by Merix participating in the planned offering (”Designated Counsel”), copies of all such documents proposed to be filed (including all exhibits thereto), which documents will be subject to the reasonable review and reasonable comment of such counsel.

(c) Geron shall promptly notify Merix, at any time when the prospectus included in or relating to the Registration Statement (the “Prospectus”) is required to be delivered under the Act, of the happening of any event as a result of which the Prospectus contains an untrue statement of a material fact or omits any fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; and, thereafter, Geron will promptly prepare (and, when completed, give notice to Merix) a supplement or amendment to such Prospectus so that, as thereafter delivered to the purchasers of such Shares pursuant to the Registration Statement, such Prospectus will not contain an untrue statement of a material fact or omit to state any fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided that upon such notification by Geron of the foregoing and instructing Merix to cease to offer and sell Shares, Merix will use commercially reasonable efforts to cease its offer and sale of Shares until Geron has notified Merix that it has prepared a supplement or amendment to such Prospectus and delivered copies of such supplement or amendment to Merix (it being understood and agreed by Geron that the foregoing proviso shall in no way diminish or otherwise impair Geron’s obligation to promptly prepare a Prospectus amendment or supplement as above provided in this Section 5(c) and deliver copies of same as above provided in Section 5(b) hereof).

          (d) Geron, at its expense, shall furnish to Merix with respect to the Shares registered under the Registration Statement such reasonable number of copies of the RegistrationStatement, prospectuses and preliminary prospectuses in conformity with the requirements of the Act and such other documents as Merix may reasonably request, in order to facilitate the public sale or other disposition of all or any of the Shares by Merix, provided, however, that the obligation of Geron to deliver copies of prospectuses or preliminary prospectuses to Merix shall be subject to the receipt by Geron of reasonable assurances from Merix that Merix will comply with the applicable provisions of the Act and of such other securities or blue sky laws as may be applicable in connection with any use of such prospectuses or preliminary prospectuses.

(e) Merix will cooperate with Geron in all respects in connection with this Agreement, including timely supplying all information reasonably requested by Geron (which shall include all information regarding Merix and proposed manner of sale of the Shares required to be disclosed in any Registration Statement) and executing and returning all documents reasonably requested in connection with the registration and sale of the Shares and entering into and performing their obligations under any underwriting agreement, if the offering is an underwritten offering, in usual and customary form, with the managing underwriter or underwriters of such underwritten offering. Nothing in this Agreement shall obligate Merix to consent to be named as an underwriter in any Registration Statement.

(f) Geron shall use commercially reasonable efforts to register and qualify the Shares covered by the Registration Statement under such other securities or blue sky laws of such jurisdictions as shall be reasonably appropriate in the opinion of Geron and the managing underwriters, if any, or if reasonably requested by Merix; provided that Geron shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions; and provided further that (notwithstanding anything in this Agreement to the contrary with respect to the bearing of expenses) if any jurisdiction in which any of such Shares shall be qualified shall require that expenses incurred in connection with the qualification therein of any such Shares be borne by Merix, then Merix shall, to the extent required by such jurisdiction, pay their pro rata share of such qualification expenses.

(g) Geron shall promptly notify (i) Merix (A) any time when the Registration Statement, the Prospectus or any Prospectus supplement related thereto or post effective amendment has been filed, and with respect to the Registration Statement or any post-effective amendment, when the same has become effective, (B) of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation of any proceedings by any person to such effect, and promptly use all commercially reasonable efforts to obtain the release of such suspension, (C) of the receipt by Geron of any notification with respect to the suspension of the qualification of any Shares for sale under the securities or blue sky laws of any jurisdiction or the initiation of any proceeding for such purpose, (D) when a Prospectus relating to the registration of the Shares is required to be delivered under the Act, or (E) of the happening of any event as a result of which the Prospectus included, as then in effect, includes any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing; and (ii) Designated Counsel of any request by the Commission for amendments or supplements to the Registration Statement or Prospectus or for additional information. If the notification relates to an event described in Section 4(c), Geron shall in accordance with Section 4(b), promptly prepare and furnish to Merix, if any, selling Shares covered by such Registration Statement, a reasonable number of copies of a Prospectus supplemented or amended so that, as thereafter delivered to the purchasers of such Shares, such Prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein in the light of the circumstances under which they were made not misleading.

(h) Geron shall provide a transfer agent and registrar for all Shares registered pursuant to this Agreement and a CUSIP number for all such Shares, in each case not later than the effective date of registration and, at the time of the sale of the Shares pursuant to an effective Registration Statement, use commercially reasonable efforts to cause the transfer agent to remove restrictive legends on the securities covered by such Registration Statement.

(i) Geron shall comply with all applicable rules and regulations of the Commission, and make generally available to its security holders, as soon as reasonably practicable after the effective date of the Registration Statement (and in any event within sixteen (16) months thereafter), an earnings statement (which need not be audited) covering the period of at least twelve (12) consecutive months beginning with the first day of Geron’s first calendar quarter after the effective date of the Registration Statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder.

(j) All fees, disbursements and out-of-pocket expenses and costs incurred by Geron in connection with the preparation and filing of the Registration Statement under Section 4.1 and in complying with applicable securities and Blue Sky laws (including, without limitation, all attorneys’ fees of Geron) shall be borne by Geron. Merix will bear the cost of all fees and expenses of Merix’ counsel.

(k) With a view to making available to Merix the benefits of Rule 144 (or its successor rule) and any other rule or regulation of the Commission that may at the time permit Merix to sell the Shares to the public without registration, Geron covenants and agrees to: (i) make and keep public information available, as those terms are understood and defined in Rule 144, until the earliest of (A) such date as all of the Shares may be resold pursuant to Rule 144(k) or any other rule of similar effect or (B) such date as all of the Shares shall have been resold; and (ii) file with the Commission in a timely manner all reports and other documents required of Geron under the Act and under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

5.	INDEMNIFICATION.

5.1

Geron agrees to indemnify and hold harmless Merix (and each person, if any, who controls Merix within the meaning of Section 15 of the Act, and each officer and director of Merix) against any and all losses, claims, damages or liabilities (or actions or proceedings in respect thereof), joint or several, directly or indirectly based upon or arising out of (i) any untrue statement or alleged untrue statement of any material fact contained in the Registration Statement, any preliminary prospectus, final prospectus or summary prospectus contained therein or used in connection with the offering of the Shares, or any amendment or supplement thereto, or (ii) any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading; and Geron will reimburse each such indemnified party for any legal or any other expenses reasonably incurred by them in connection with investigating, preparing, pursuing or defending any such loss, claim, damage, liability, action or proceeding, except insofar as any such loss, claim, damage, liability, action, proceeding or expense (A) arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in the Registration Statement, any such preliminary prospectus, final prospectus, summary prospectus, amendment or supplement in reliance upon and in conformity with written information furnished to Geron by Merix or such other person expressly for use in the preparation thereof, (B) the failure of Merix to comply with its covenants and agreements contained in Sections 7.2 or 7.6.2 hereof or (C) any misstatement or omission in any prospectus that is corrected in any subsequent prospectus that was delivered to Merix prior to the pertinent sale or sales by Merix. Such indemnity shall remain in full force and effect, regardless of any investigation made by such indemnified party and shall survive the transfer of the Shares by Merix.

5.2

Merix agrees to indemnify and hold harmless Geron (and each person, if any, who controls Geron within the meaning of Section 15 of the Act, each officer of Geron who signs the Registration Statement and each director of Geron) from and against losses, claims, damages or liabilities (or actions or proceedings in respect thereof), joint or several, directly or indirectly based upon or arising out of, (i) any failure of Merix to comply with the covenants and agreements contained in Sections 7.2 and 7.6.2 hereof or (ii) any untrue statement of a material fact contained in the Registration Statement or any omission of a material fact required to be stated in the Registration Statement or necessary in order to make the statements in the Registration Statement not misleading if such untrue statement or omission was made in reliance upon and in conformity with written information furnished to Geron by or on behalf of Merix specifically for use in preparation of the Registration Statement; provided, however, that Merix shall not be liable in any such case for (A) any untrue statement or omission in the Registration Statement, prospectus, or other such document which statement is corrected by Merix and delivered to Geron prior to the sale from which such loss occurred, (B) any untrue statement or omission in any prospectus which is corrected by Merix in any subsequent prospectus, or supplement or amendment thereto, and delivered to Geron prior to the sale or sales from which a loss or liability arose, or (C) any failure by Geron to fulfill any of its obligations under Section 5.1 hereof.

5.3

Promptly after receipt by any indemnified person of a notice of a claim or the beginning of any action in respect of which indemnity is to be sought against an indemnifying person pursuant to this Section 5, such indemnified person shall notify the indemnifying person in writing of such claim or of the commencement of such action, but the omission to so notify the indemnifying party will not relieve it from any liability which it may have to any indemnified party under this Section 5 (except to the extent that such omission materially and adversely affects the indemnifying party’s ability to define such action) or from any liability otherwise than under this Section 5. Subject to the provisions hereinafter stated, in case any such action shall be brought against an indemnified person, the indemnifying person shall be entitled to participate therein, and, to the extent that it shall elect by written notice delivered to the indemnified party promptly after receiving the aforesaid notice from such indemnified party, shall be entitled to assume the defense thereof, with counsel reasonably satisfactory to such indemnified person. After notice from the indemnifying person to such indemnified person of its election to assume the defense thereof, such indemnifying person shall not be liable to such indemnified person for any legal expense subsequently incurred by such indemnified person in connection with the defense thereof, provided, however, that if there exists or shall exist a conflict of interest that would make inappropriate, in the reasonable opinion of counsel to the indemnified person, for the same counsel to represent both the indemnified person and such indemnifying person or any affiliate or associate thereof, the indemnified person shall be entitled to retain its own counsel at the expense of such indemnifying person; provided, however, that no indemnifying person shall be responsible for the fees and expenses of more than on separate counsel (together with appropriate local counsel) for all indemnified parties. In no event shall any indemnifying person be liable in respect to any amounts paid in settlement of any action unless the indemnifying person shall have approved the terms of such settlement. No indemnifying person shall, without the prior written consent of the indemnified person, effect any settlement of any pending or threatened proceeding in respect of which any indemnified person is or could have been a party and indemnification could have been sought hereunder by such indemnified person, unless such settlement includes an unconditional release of such indemnified person from all liability on claims that are the subject matter of such proceeding.

5.4

If the indemnification provided for in this Section 5 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, claim, damage, liability or expense referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, claim, or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, claim, damage, liability or expense as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission. If, however, the allocation provided in the first sentence of this paragraph is not permitted by applicable law, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party in such proportion as is appropriate to reflect not only such relative faults but also the relative benefits of the indemnifying party and the indemnified party as well as any other relevant equitable considerations. The parties hereto agree that it would not be just and equitable if contributions pursuant to this Section 5.4 were to be determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the preceding sentences of this Section 5.4. The amount paid or payable in respect of any claim shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending such loss, claim, damage or liability. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. Notwithstanding anything in this Section 5.4 to the contrary, Merix shall not be required pursuant to this Section 5.4 to contribute any amount in excess of the net proceeds received by Merix from the sale of Shares in the offering to which the loss, claims, damage or liability relates, less the amount of any indemnification payment previously made by such indemnifying party pursuant to this Section 5.

5.5	The provisions of this Section 5 shall survive the termination of this Agreement.

6.	REPRESENTATIONS AND ACKNOWLEDGEMENT OF GERON.
Geron hereby represents, warrants and covenants to Merix as follow:

6.1

Organization, Good Standing and Qualification. Geron is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as now conducted and as presently proposed to be conducted. Geron is duly qualified to transact business and is in good standing as a foreign corporation in each jurisdiction in which the failure to so qualify would have a material adverse effect on its business or properties.

6.2

Authorization. All corporate action on the party of Geron, its officers, directors and stockholders necessary for the authorization, execution and delivery of this Agreement , the performance of all obligations of Geron hereunder and thereunder and the authorization, issuance and delivery of the Shares has been taken or will be taken prior to the Closing, and this Agreement, when executed and delivered will constitute valid and legally binding obligations of Geron, enforceable against Geron in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other laws of general application affecting enforcement of creditors’ rights generally, as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

6.3

Valid Issuance of Common Stock. The Shares, when issued, sold and delivered in accordance with the terms hereof for the consideration expressed herein, will be duly and validly authorized and issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under this Agreement and applicable state and federal securities laws.

6.4

Legal Proceedings and Orders. There is no action, suit, proceeding or investigation pending or threatened against Geron that questions the validity of this Agreement or the License Agreement or the right of Geron to enter into this Agreement or the License Agreement or to consummate these transactions contemplated hereby or thereby, nor is Geron aware of any basis for any of the foregoing. Geron is neither a party nor subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality that would affect the ability of Geron to enter into this Agreement or the License Agreement or to consummate the transactions contemplated hereby or thereby.

6.5

SEC Documents. Geron has made available to Merix a true and complete copy of Geron’s Annual Report on Form 10-K for the year ended December 31, 2003, and any definitive proxy and other statements filed by Geron with the SEC since that date (all such materials required to be furnished to Merix pursuant to this sentence being called, collectively, including any amendments thereto, the “SEC Documents”). Since January 1, 2004, Geron has timely made all filings required to be made by it under the Exchange Act , and the securities laws of any state, and any rules and regulations promulgated thereunder. The SEC Documents comply in all material respects with the requirements of the Exchange Act or the Act, as applicable, and none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, as of their respective filing dates, except to the extent corrected by a subsequently filed SEC Document filed prior to the date hereof.   Geron represents and warrants that, as of the date of this Agreement, it meets the requirements for the use of Form S-3 for registration of the resale by Merix of the Shares, and it will use its commercially reasonable efforts to continue to meet such requirements during the period in which it takes to have the Registration Statement declared effective. Since December 31, 2003, (i) there has been no development or change (actual or threatened), individually or in the aggregate, having a material adverse effect on Geron or its business, and (ii) Geron has conducted its business only in the ordinary course consistent with past practice. Geron has no material indebtedness, obligations or liabilities (whether accrued, absolute, contingent or otherwise, and whether due or to become due) which were not fully reflected in, reserved against or otherwise described in the SEC Documents, or incurred in the ordinary course of business consistent with Geron’s past practices.

6.6

Consents. Except for filings under federal and applicable state securities laws and except for Permits (as defined below), the absence of which either individually or in the aggregate would not have a material adverse effect on Geron, all permits, consents, approvals, orders, authorizations of, or declarations to (collectively, “Permits”) or filings with any federal, state, local or foreign court, governmental or regulatory authority, or other person (including third party consents) required on the part of Geron in connection with the execution, delivery or performance of this Agreement and the consummation of the transactions contemplated herein have been obtained or will be obtained prior to the Closing Date, and will be effective as of the Closing Date.

6.7

No Conflict. The execution and delivery of this Agreement by Geron and the consummation of the transaction contemplated hereby (including, without limitation, the issuance of the Shares) will not (x) conflict with or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to a loss of a material benefit under (i) any provision of Geron’s Amended and Restated Certificate of Incorporation or bylaws of Geron or (ii) any agreement or instrument, permit, franchise, license, judgment, order, statute, law, ordinance, rule or regulations, applicable to Geron, any of its subsidiaries or their respective properties or assets or (y) result in the creation of any lien, security interest, charge or encumbrance upon Geron’s or any of its subsidiaries’ assets, properties or outstanding capital stock.

6.8

Nasdaq National Market. The Common Stock is listed on The Nasdaq National Market, and there are no proceedings to revoke or suspend such listing. The issuance of the Shares will not contravene any NASDAQ Marketplace Rule. The Common Stock is registered pursuant to Section 12(g) of the Exchange Act. Geron has taken no action designed to, or which to its knowledge is likely to have the effect of, terminating the registration of the Common Stock under the Exchange Act or delisting the Common Stock from The Nasdaq National Market. Geron has not received any notification that, and has no knowledge that, the Commission or the NASD is contemplating terminating such listing or registration. The issuance of the Shares does not require stockholder approval, including, without limitation, as may be required pursuant to the Nasdaq Marketplace Rules. Geron shall cause all of the Registrable Shares to be listed on the Nasdaq National Market.

6.9

Absence of Litigation. Except as set forth in the SEC Documents, there is no action, suit or proceeding or, to Geron’s knowledge, any investigation, pending, or to Geron’s knowledge, threatened by or before any governmental body against Geron, its subsidiaries, its activities, properties or assets or any officer, director, or employee of Geron in connection with such officer’s, director’s or employee’s relationship with, or actions taken on behalf of Geron and in which an unfavorable outcome, ruling or finding in any said matter, or for all matters taken as a whole, might have a material adverse effect on Geron. Geron is not a party to, or subject to the provisions of any order, writ or injunction, judgment or decree of any court or government agency or instrumentality.

6.10

Compliance with Securities Laws. Assuming the accuracy of the representations and warranties of Merix set forth in Section 7 hereof, the offer and sale by Geron of the Shares are exempt from the registration and prospectus delivery requirements of the Act. Other than pursuant to an effective registration statement under the Act, Geron has not issued, offered or sold any shares of Common Stock (including for this purpose any securities of the same or a similar class as the Common Stock) within the six (6) month period preceding the date hereof or taken any other action, or failed to take any action, that, in any such case, would cause the offering of the shares pursuant to this Agreement to be integrated with prior offerings by Geron for purposes of any applicable stockholder approval provisions, including, without limitation, under the rules and regulations of the NASD, as applicable. Geron shall not directly or indirectly take, and shall not permit any of its directors, officers or affiliates directly or indirectly to take, any action (including, without limitation, any offering or sale to any person of he Shares or any Common Stock) that will make unavailable the exemption from registration under the Securities Act being relied upon by Geron for the issuance to Merix of the Shares as contemplated by this Agreement, including, without limitation, the filing of a registration statement under the Act.

6.11

Disclosure. Neither this Agreement nor the SEC Documents taken together contain any untrue statement of a material fact nor omit to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.

7.	REPRESENTATIONS AND ACKNOWLEDGMENTS OF MERIX.

Merix hereby represents, warrants, acknowledges and agrees that:

7.1

Authorization. All corporate action on the party of Merix, its officers, directors and stockholders necessary for the authorization, execution and delivery of this Agreement, the performance of all obligations of Merix hereunder has been taken or will be taken prior to the Closing, and this Agreement, when executed and delivered will constitute valid and legally binding obligations of Merix, enforceable against Merix in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other laws of general application affecting enforcement of creditors’ rights generally, as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

7.2

Investment. Merix is acquiring the Shares for Merix’s own account, and not directly or indirectly for the account of any other person. Merix is acquiring the Shares for investment and not with a view to distribution or resale thereof, except in compliance with the Act and any applicable state law regulating securities.

7.3

Access to Information. Merix has consulted with its own attorney, accountant, or investment advisor as Merix has deemed advisable with respect to the investment and has determined its suitability for Merix. Merix has had the opportunity to ask questions of, and to receive answers from, appropriate executive officers of Geron with respect to the terms and conditions of the transactions contemplated hereby and with respect to the business, affairs, financial condition and results of operations of Geron. Merix has had access to such financial and other information as is necessary in order for Merix to make a fully informed decision as to investment in Geron, and has had the opportunity to obtain any additional information necessary to verify any of such information to which Merix has had access. Merix acknowledges that neither Geron nor any of its officers, directors, employees, agents, representatives, or advisors have made any representation or warranty other than those specifically expressed herein.

7.4	Business and Financial Expertise. Merix further represents and warrants that it has such business or financial expertise as to be able to evaluate its investment in Geron and purchase of the Shares.

7.5

Speculative Investment. Merix acknowledges that the investment in Geron represented by the Shares is highly speculative in nature and is subject to a high degree of risk of loss in whole or in part; the amount of such investment is within Merix’s risk capital means and is not so great in relation to Merix’s total financial resources as would jeopardize the financial needs of Merix in the event such investment were lost in whole or in part.

7.6	Unregistered Securities. Merix acknowledges that:

7.6.1

Merix must bear the economic risk of investment for an indefinite period of time because the Shares have not been registered under the Act and therefore cannot and will not be sold unless they are subsequently registered under the Act or an exemption from such registration is available. Geron has made no agreements, covenants or undertakings whatsoever to register any of the Shares under the Act, except as provided in Section 4 above. Geron has made no representations, warranties or covenants whatsoever as to whether any exemption from the Act, including, without limitation, any exemption for limited sales in routine brokers’ transactions pursuant to Rule 144 under the Act, will become available and any such exemption pursuant to Rule 144, if available at all, will not be available unless: (i) a public trading market then exists in Geron’s common stock, (ii) Geron has complied with the information requirements of Rule 144, and (iii) all other terms and conditions of Rule 144 have been satisfied.

7.6.2

Transfer of the Shares has not been registered or qualified under any applicable state law regulating securities and, therefore, the Shares cannot and will not be sold unless they are subsequently registered or qualified under any such act or an exemption therefrom is available. Geron has made no agreements, covenants or undertakings whatsoever to register or qualify any of the Shares under any such act. Geron has made no representations, warranties or covenants whatsoever as to whether any exemption from any such act will become available.

7.6.3	Merix hereby certifies that it is an “Accredited Investor” as that term is defined in Rule 501 of Regulation D under the Act.

8.

TAX ADVICE. Merix acknowledges that Merix has not relied and will not rely upon Geron or Geron’s counsel with respect to any tax consequences related to the ownership, purchase, or disposition of the Shares. Merix assumes full responsibility for all such consequences and for the preparation and filing of all tax returns and elections which may or must be filed in connection with the Shares.

9.

NOTICES. Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed to have been duly given on the date of delivery if delivered personally or by facsimile, or one day, not including Saturdays, Sundays, or national holidays, after sending if sent by national overnight delivery service, or five days, not including Saturdays, Sundays, or national holidays, after mailing if mailed by first class United States mail, certified or registered with return receipt requested, postage prepaid, and addressed as follows:

To Geron at:	Geron Corporation
230 Constitution Drive
Menlo Park, California 94025
Attention: General Counsel
	Telephone:	(650) 473-7700
	Facsimile:	(650) 473-7750

With a copy to:	Latham & Watkins LLP
135 Commonwealth Drive
Menlo Park, CA 94025
Attention: Alan C. Mendelson
Facsimile: (650) 463-2600

To Merix at:	Merix Bioscience, Inc.
4233 Technology Drive
Durham, NC 27704
Attention: President
Facsimile: 919 287-6336

With a copy to	Hutchison & Mason PLLC
3110 Edwards Mill Road, Suite 100
Raleigh, NC 27612
Attention: William N. Wofford
Facsimile: 919-829-9696

10.	BINDING EFFECT. This Agreement shall be binding upon the heirs, legal representatives and successors of Geron and of Merix.

11.	GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

12.

INVALID PROVISIONS. In the event that any provision of this Agreement is found to be invalid or otherwise unenforceable by a court or other tribunal of competent jurisdiction, such invalidity or unenforceability shall not be construed as rendering any other provision contained herein invalid or unenforceable, and all such other provisions shall be given full force and effect to the same extent as though the invalid and unenforceable provision was not contained herein.

13.	COUNTERPARTS. This Agreement may be executed in any number of identical counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

14.

AMENDMENTS. This Agreement or any provision hereof may be changed, waived, or terminated only by a statement in writing signed by the party against whom such change, waiver or termination is sought to be enforced.

15.

FUTURE COOPERATION. Each of the parties hereto agrees to cooperate at all times from and after the date hereof with respect to all of the matters described herein, and to execute such further assignments, releases, assumptions, amendments of the Agreement, notifications and other documents as may be reasonably requested for the purpose of giving effect to, or evidencing or giving notice of, the transactions contemplated by this Agreement.

16.

ENTIRE AGREEMENT. This Agreement and the License Agreement constitute the entire agreement of the parties pertaining to the Shares and supersede all prior and contemporaneous agreements, representations, and understandings of the parties with respect thereto

17.

FEES, COSTS AND EXPENSES. All fees, costs and expenses (including attorneys’ fees and expenses) incurred by any party hereto in connection with the preparation, negotiation and execution of this Agreement and the License Agreement and the consummation of the transactions contemplated hereby and thereby (including the costs associated with any filings with, or compliance with any of the requirements of, any governmental authorities), shall be the sole and exclusive responsibility of such party.

18.

“SHARES” DEFINED. The term Shares shall include (i) the Shares, (ii) any shares of Common Stock issued pursuant to Section 4.2 hereof and (iii) any shares of Common Stock issued as (or issuable upon the conversion or exercise of any warrant, right or other security that is issued as) a dividend or other distribution (including a stock split or reverse stock split) with respect to, or in exchange for, or in replacement of, the shares of Common Stock referred to in clause (i) or (ii) of this definition.

19.

PUBLIC STATEMENTS AND RELEASES. In connection with the first public announcement or disclosure of this Agreement or the transactions contemplated hereby, each of the parties to this Agreement agrees that it shall not make, issue, or release any announcement, whether to the public generally, or to any of its suppliers or customers, with respect to this Agreement or the transactions provided for herein, or make any statement or acknowledgment of the existence of, or reveal the status of, this Agreement or the transactions provided for herein, without the prior consent of the other party, which shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, nothing in this Section 19 shall prevent any party hereto from making such public announcements or filings as it may consider necessary in order to satisfy its legal obligations, or from releasing a public statement mutually acceptable to the parties hereto upon Closing. On or before the third business day following the Closing Date, Geron will issue such a press release, and promptly thereafter file a current report on Form 8-K with the Commission, describing the transactions contemplated by this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Common Stock Purchase Agreement as of the date first above written.

GERON CORPORATION

/s/ Thomas B. Okarma
By:	Thomas B. Okarma, Ph.D., M.D.
Title:	Chief Executive Officer

MERIX BIOSCIENCE, INC.

/s/ Jeffrey D. Abbey
By: Jeffrey D. Abbey

Title: Vice President, Business Development

EXHIBIT C

List of Excluded Merix Patent Rights

C.1. Baylor Patent Rights

The following patent is licensed from Baylor.
US	1/08/02 (1/09/01 priority date)	10/466,023	Methods for Treating Autoimmune Diseases in a Subject and In Vitro Diagnostic Assays	Pending
PCT	1/08/02	PCT/US02/00343	“ “	Pending

C.2 Other Patent Rights

The following patent was assigned to Merix by Gerold Schuler.
Europe	3/12/02 (3/12/01 priority date)	PCT/EP02/02671	CD4+ CD25+ Regulatory T Cells from Human Blood	Pending
US	9/12/03	10/661,804		Pending
The following patent is licensed from Rockefeller University.
US	2/8/02 (8/13/99) (provisional)	10/049,316	EBV-associated antigen	Pending
PCT	8/10/00	PCT/US00/22106	Corresponding to above family	Pending
The following inventions were licensed from Duke University. No patent applications have been filed.
			*	Not yet filed
			*	Not yet filed

For clarification, any United States and foreign patents, patent applications, provisional patent applications, certificates of invention and applications therefor, divisions, continuations or continuations-in-part, or continuing prosecution applications, together with any extensions, registrations, confirmations, reissues, re-examinations, renewals or supplementary protection certificates and other forms of government-issued patent protection directed to the inventions claimed in the matters described above.

* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.